EXHIBIT 23.3

CONSENT OF EUROMONITOR INTERNATIONAL LTD.

We hereby consent to the use in this Registration Statement on Form F-1 and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended) of our name and reference to, and inclusion of data from the reports “International Beauty and Personal Care 2014”, “Consumer Health 2014”, “Soft Drinks 2014”, “Packaged Food 2014” and “Homecare 2014” prepared by us, in such Registration Statement and to the reference to our firm under the headings “Market and Industry Data”, “Summary”, “Industry”, “Business” and any other relevant heading in the Registration Statement.

Euromonitor International Ltd.

60-61 Britton Street

London EC1M 5UX

United Kingdom

July 2, 2014

By:	/s/ LISA TOMLINSON
Name: Lisa Tomlinson
Title: VP Sales